Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

Completes Vessel Deliveries
Declares $0.16 per Share Dividend for Q3 2010
Enters into Commitment Letter to Amend Senior Secured Credit Facility

New York, New York, November 3, 2010 – Baltic Trading Limited (NYSE:BALT) today reported its financial results for the three and nine months ended September 30, 2010.

The following financial review discusses the results for the three and nine months ended September 30, 2010. Since the Company began operations in October 2009 and took delivery of its first vessel on April 8, 2010, comparable historical data for the three and nine months ended September 30, 2009 is unavailable.

Third Quarter 2010 and Year-to-Date Highlights

•	Declared a $0.16 per share dividend payable on or about November 25, 2010 to all shareholders of record on November 15, 2010 based on Q3 2010 results;

•	Recorded net income of $2.5 million, or $0.12 basic and diluted earnings per share for the third quarter;

•	Entered into a commitment letter to amend the Company’s $100 million senior secured credit facility to increase the commitment to $150 million under more favorable terms;

•	Completed the acquisition of the Company’s initial fleet; and

•	Completed the acquisition of three Handysize vessels from the Metrostar group of companies.

Financial Review: 2010 Third Quarter

The Company recorded net income for the third quarter of 2010 of $2.5 million, or $0.12 basic and diluted earnings per share. Comparatively, for the three months ended June 30, 2010 the Company recorded net income of $2.6 million, or $0.12 basic and diluted net income per share.

EBITDA was $5.6 million for the three months ended September 30, 2010.

John C. Wobensmith, President and Chief Financial Officer, commented, “During the third quarter, we continued to implement Baltic Trading’s growth strategy and are pleased to have recently completed the acquisition of our initial fleet.  Building upon this success, we completed the acquisition of three modern drybulk vessels, enabling the Company to grow its fleet over 18% on a tonnage basis and enhance its earnings power. Consistent with our expectations, all of our modern drybulk vessels are currently trading on spot market-related time charters with leading charterers.”

Baltic Trading Limited’s revenues increased to $10.4 million for the three months ended September 30, 2010 compared to $7.0 million for the three months ended June 30, 2010 primarily due to the operation of a larger fleet offset by lower spot rates achieved for our vessels during the third quarter of 2010.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet were $18,412 per day for the three months ended September 30, 2010 compared to $25,657 for the three months ended June 30, 2010. The decrease was due to lower spot rates achieved for our vessels during the third quarter of 2010 and the operation of a greater number of sub-Capesize vessels during the same period.

Total operating expenses increased to $7.2 million for the three months ended September 30, 2010 from $4.1 million for the three month period ended June 30, 2010 as a result of the increase in the number of vessels under operation in our fleet. Vessel operating expenses were $2.7 million for the three months ended September 30, 2010 compared to $1.3 million for the three month period ended June 30, 2010. General, administrative and management fees increased to $1.8 million from $1.6 million during the comparative periods due to the expansion of our fleet. Depreciation and amortization expenses were $2.5 million for the third quarter of 2010 compared to $1.2 million for the second quarter of 2010.

Daily vessel operating expenses, or DVOE, were $4,893 for the third quarter of 2010 and $4,823 for the previous quarter this year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, we expect DVOE for the remainder of 2010 to be $5,100 per vessel per day on a weighted average basis.

Financial Review: Nine Months Ended September 30, 2010

Net income was $4.6 million or $0.28 earnings per share for the nine months ended September 30, 2010. Voyage revenues were $17.4 million and EBITDA was $9.3 million for the nine months ended September 30, 2010. TCE rates obtained by the Company’s fleet for the nine months ended September 30, 2010 were $20,762 per day.

Daily vessel operating expenses for the nine months ended September 30, 2010 were $4,870.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2010 was $9.8 million. Net cash provided by operating activities for the nine months ended September 30, 2010 was primarily a result of recorded net income of $4.6 million, depreciation and amortization of $3.7 million related to the operation of our fleet in addition to $2.0 million of amortization of non-vested stock compensation expense. Net cash provided by operating activities was offset by $2.4 million in prepaid and other current assets.

Net cash used in investing activities was $311.9 million for the nine months ended September 30, 2010 and was related to the purchase of the seven vessels in our fleet, deposits on vessels to be acquired and deposits of restricted cash placed as collateral against the delivery of the Baltic Wolf, which occurred on October 14, 2010.

Net cash provided by financing activities for the nine months ended September 30, 2010 was $350.1 million and mainly consisted of $214.5 million of gross proceeds from the initial public offering, Genco Shipping & Trading Limited’s capital contribution in the amount of $75.0 million and $69.8 million of proceeds from our credit facility to finance the deposits and final payments for the Metrostar vessels.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our current fleet consists of two Capesize, four Supramax, and three Handysize vessels with an aggregate capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We do not currently expect any of our vessels will be drydocked during 2010 or 2011.

Summary Consolidated Financial and Other Data

The following table summarizes Baltic Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended	Nine Months Ended
	September 30, 2010	September 30, 2010
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 10,407	$ 17,397

Operating expenses:
Voyage expenses	187	337
Vessel operating expenses	2,722	4,048
General, administrative and management fees	1,835	3,944
Depreciation and amortization	2,462	3,702
Other operating income	-	(206)
Total operating expenses	7,206	11,825

Operating income	3,201	5,572

Other (expense) income:
Other expense	(18)	(18)
Interest income	65	227
Interest expense	(684)	(1,126)
Other expense:	(637)	(917)

Net income before income taxes	$ 2,564	$ 4,655

Income tax expense	(29)	(29)

Net income	2,535	4,626

Earnings per share - basic	$ 0.12	$ 0.28

Earnings per share - diluted	$ 0.12	$ 0.28

Shares used in per share calculation - basic	21,999,088	16,665,592

Shares used in per share calculation - diluted	22,010,963	16,672,008

	September 30, 2010	December 31, 2009
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$ 60,106	$ 1
Current assets, including cash	62,936	1
Total assets	362,958	834
Current liabilities	12,220	850
Total long-term debt (including current portion)	69,825	-
Shareholders' equity (deficit)	288,395	(16)

	Nine Months Ended
	September 30, 2010	September 30, 2009
	(unaudited)

Net cash provided by operating activities	$ 9,822	-
Net cash used in investing activities	(311,860)	-
Net cash provided by financing activities	350,144	-

	Three Months Ended	Nine Months Ended
	September 30, 2010	September 30, 2010
FLEET DATA:	(unaudited)
Total number of vessels at end of period	7	7
Average number of vessels (1)	6.1	3.0
Total ownership days for fleet (2)	556	831
Total available days for fleet (3)	555	822
Total operating days for fleet (4)	539	804
Fleet utilization (5)	97.1%	97.8%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 18,412	20,762
Daily vessel operating expenses per vessel (7)	4,893	4,870

	Three Months Ended	Nine Months Ended
	September 30, 2010	September 30, 2010
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net Income	$ 2,535	$ 4,626
+ Net interest expense	619	899
+ Depreciation and amortization	2,462	3,702
+ Taxes	29	29
EBITDA(8)	5,645	9,256

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8)  EBITDA represents net income plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Baltic Trading Limited’s Fleet

Baltic Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Baltic Trading Limited’s current fleet consists of two Capesize, four Supramax and three Handysize vessels. The aggregate carrying capacity of our fleet upon delivery of such vessels will be approximately 672,000 dwt.

Our current fleet contains three groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of September 30, 2010, the average age of our current fleet was 0.8 years, as compared to the average age for the world fleet of approximately 15 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Baltic Trading’s current fleet as well as the employment or other status of vessels expected to join Baltic Trading’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure

Capesize Vessels
Baltic Bear	2010	Cargill International S.A.	April 2011	100% of BCI (2)
Baltic Wolf	2010	Cargill International S.A.	September 2011	100% of BCI (2)
Supramax Vessels
Baltic Leopard	2009	Oldendorff GMBH and Co. KG. Lubeck	March 2011	95 % of BSI (3)
Baltic Panther	2009	Oldendorff GMBH and Co. KG. Lubeck	March 2011	95 % of BSI (3)
Baltic Jaguar	2009	Clipper Bulk Shipping N.V., Curacao	April 2011	95 % of BSI (3)
Baltic Cougar	2009	AMN Bulkcarriers Inc.	June 2011	96 % of BSI (4)
Handysize Vessels
Baltic Wind	2009	Cargill International S.A.	May 2013	115% of BHSI (5)
Baltic Cove	2010	Cargill International S.A.	February 2014	115% of BHSI (5)
Baltic Breeze	2010	Cargill International S.A.	August 2014	115% of BHSI (5)

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)
Under the terms of the agreements, the rate for the spot market-related time charter will be based on the average of the daily rates of the Baltic Capesize Index (BCI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  Baltic Trading will not be responsible for voyage expenses, including fuel.

(3)
The rate for the spot market-related time charter will be based on 95% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel.

(4)
We have reached an agreement to enter the vessel in a spot market-related time charter based on 96% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic

Trading will not be responsible for voyage expenses, including fuel. The vessel commenced the spot market-related time charter following the expiration of its previous time charter on July 28, 2010.
(5)
The rate for each of the spot market-related time charters will be based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), as reflected in daily reports. Hire will be paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel.

Credit Facility Details

On April 19, 2010, the Company announced that it executed a credit agreement and other definitive documentation for a $100 million senior secured revolving credit facility. On November 2, 2010 we entered into a commitment letter with Nordea Bank Finland plc, acting through its New York branch, and Skandinaviska Enskilda Banken AB to amend the $100 million senior secured revolving credit facility. Under the terms of the amended credit facility, the commitment amount will increase to $150 million from $100 million and amounts borrowed will bear interest at LIBOR plus a margin of 3.00% as compared to 3.25% currently. The term of the facility will be extended to six years from the currently remaining 3.5 years and the repayment structure will be modified to provide for eleven semi-annual commitment reductions of $5.0 million each with a balloon payment at the end of the facility. Borrowings of up to $25 million will be available for working capital purposes. The Company had drawn down $99.75 million to fund the purchase prices for the three vessels under the Metrostar acquisition at October 30, 2010. No further drawings are anticipated at this time.

Dividend Policy

Our dividend policy is to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. Dividends will be paid equally on a per-share basis between our Common Stock and our Class B Stock. Cash Available for Distribution represents our net income less cash expenditures for capital items related to our fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, we may disregard non-cash adjustments to our net income, such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. We intend to pay dividends on a quarterly basis.

Mr. Wobensmith concluded, “We are pleased to have declared a $0.16 per share dividend for the third quarter, representing our second consecutive dividend since going public in March 2010.  Subsequent to the close of the quarter, we entered into a commitment letter to amend our $100 million credit facility which was put in place during the second quarter.  By taking proactive measures to amend the facility under favorable terms, Baltic Trading expects to increase its financial flexibility, so that the Company does not need to access the equity markets in the near term but can do so when it determines that conditions are favorable.  With the delivery of all nine vessels in our current fleet combined with our spot market focus and commitment to maintaining a strong balance sheet, Baltic Trading remains well positioned to continue to distribute sizeable dividends to shareholders.”

The following table illustrates the calculation of Cash Available for Distribution (non-cash adjustments we may disregard are not included):

Net Income
Less Fleet Related Capital Maintenance Expenditures
Plus Non-Cash Compensation

Cash Available for Distribution

The declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading’s current fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

Conference Call Announcement

Baltic Trading Limited announced that it will hold a conference call on Thursday, November 4, 2010 at 10:00 a.m. Eastern Time, to discuss its 2010 third quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.BalticTrading.com. To access the conference call, dial (800) 946-0744 or (719) 457-2646 and enter passcode 6323242.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 6323242. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) acts of war, terrorism, or piracy; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (x) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (xi) the Company’s acquisition or disposition of vessels; (xii) the completion of definitive documentation with respect to charters; (xiii) charterers’ compliance with the terms of their charters in the current market environment; (xiv) the completion of definitive documentation for the amendment of our credit facility; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.